Exhibit 99

FOR RELEASE TUESDAY, JUNE 1, 2004	For Further Information Contact:
2:00 p.m. PDT	Kelly Masuda, Investor Contact
(310) 231-4184 or kmasuda@kbhome.com
Kate Mulhearn, Media Contact
(310) 231-4147 or kmulhearn@kbhome.com

KB HOME RELEASES PRELIMINARY SECOND QUARTER 2004 NET ORDERS

     LOS ANGELES (June 1, 2004) — KB Home (NYSE: KBH) today released preliminary net orders for the three months and six months ended May 31, 2004. Presented below is preliminary net order information along with year-over-year percent changes.

	Quarter Ended May 31, 2004		Six Months Ended May 31, 2004
	Net Orders	% Change	Net Orders	% Change
West Coast	1,554	-18.1%	3,194	-1.8%
Southwest	2,382	18.2	4,405	11.0
Central	3,210	58.7	5,402	35.9
Southeast	2,129	58.2	3,383	91.1

Total U.S.	9,275	27.4	16,384	26.3
France	1,449	30.0	2,394	21.0

Total	10,724	27.7%	18,778	25.6%

Unconsolidated JVs	250	28.2%	600	132.6%

     Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the fastest-growing regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois and Texas; and Southeast—Florida, Georgia, North Carolina and South Carolina. Kaufman & Broad S.A., the Company’s majority-owned subsidiary, is one of the largest homebuilders in France. In fiscal 2003, the Company delivered homes to 27,331 families in the United States and France. It also operates a full-service mortgage company for the convenience of its buyers. Founded in 1957, and winner of the 2004 American Business Award for Best Overall Company, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit kbhome.com.

Except for the historical information contained herein, certain matters discussed in this press release are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including any statements concerning future financial performance, business and prospects, and future Company actions and their expected results. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, the continued impact of terrorist activities and U.S. response, accelerating recessionary trends and other adverse changes in general economic conditions, material prices, labor costs, interest rates, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect the Company’s operations in France), environmental factors, government regulations affecting the Company’s operations, the availability and cost of land in desirable areas, unanticipated violations of Company policy, unanticipated legal proceedings, and conditions in the capital, credit and homebuilding markets. See the Company’s Annual Report on Form 10-K and its Annual Report to Shareholders for the year ended November 30, 2003 and its other filings for a further discussion of these and other risks and uncertainties applicable to the Company’s business.

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